Exhibit 23.1

KPMG LLP Bay Adelaide Centre 333 Bay Street, Suite 4600 Toronto, ON M5H 2S5 Tel 416-777-8500 Fax 416-777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alamos Gold Inc.
We consent to the use of our report dated February 21, 2024, on the consolidated financial statements of Alamos Gold Inc., which comprise the consolidated statements of financial position as at December 31, 2023 and December 31, 2022, the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, and our report dated February 21, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference in the Registration Statement on Form S-8 dated July 19, 2024 of Alamos Gold Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 19, 2024
Toronto, Canada
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